Exhibit 99.1

Popular Announces Appointment of Ignacio Alvarez as President and Chief Operating Officer and Javier D. Ferrer as Executive Vice President and General Counsel

Monday, September 29, 2014 8:00 am EST

SAN JUAN, Puerto Rico

NASDAQ: BPOP

SAN JUAN, Puerto Rico—(BUSINESS WIRE)—Popular, Inc. (NASDAQ:BPOP) announced today that its Board of Directors appointed Ignacio Alvarez as President and Chief Operating Officer of Popular. In his role, Alvarez will report directly to Richard Carrión, Popular’s Chairman and Chief Executive Officer.

Alvarez has been with Popular since June 2010 serving as Executive Vice President and Chief Legal Officer. Before joining Popular, Alvarez was a founding partner of Pietrantoni Méndez & Alvarez LLC, a San Juan, Puerto Rico based law firm, from September 1992 to June 2010. He has also been named a director and President of Banco Popular de Puerto Rico, Popular North America, Inc. and Banco Popular North America, in each case effective October 1, 2014.

Mr. Carrión said: “Ignacio has been key in accomplishing the goals of Popular during the past four years. His valuable advice and support have been instrumental in improving our Puerto Rico and US operations. I look forward to continue working with Ignacio in his new role” said Carrión.

In addition, Javier D. Ferrer was appointed Executive Vice President, General Counsel and Chief Legal Officer of Popular, effective October 1, 2014. He was also appointed Secretary of the Board of Directors. Ferrer joins Popular from Pietrantoni Méndez & Alvarez LLC, where he was one of the firm’s founding partners since 1992. Javier also served as President and Vice-Chairman of the Board of Directors of Government Development Bank for Puerto Rico.

“I am confident that these changes will further strengthen our management team and allow us to operate in a more agile and efficient manner,” added Mr. Carrión.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Florida and California.

For more information, visit http://www.popular.com

Investor Relations: Brett Scheiner, 212-417-6721

Investor Relations Officer or Media Relations: Teruca Rullán 787-281-5170 or 917-679-3596 (mobile), Senior Vice President, Corporate Communications